EXHIBIT 10.15

PRIVATE AND CONFIDENTIAL
Mr. Gavin Echlin Patterson

12 May 2020

Dear Gavin,

Offer of Permanent Employment

I am pleased to offer you the following position with Salesforce UK Ltd (“the Company”):

Title: President, Chief Revenue Officer Contract Start Date: 1 August 2020
Offer expiry date: 18 May 2020

This offer is conditional upon the following matters:

a.that you are free from any obligations owed to a third party which might prevent you from starting your new role on the start date mentioned or from properly performing the duties of this position;
b.that any necessary business immigration requirements have been satisfied to enable you to perform your duties hereunder;
c.that you review, sign and return the below Terms and Conditions of employment on or before the offer expiry date above (after which date this offer will lapse); and
d.that you satisfactorily complete our background checks process.

I look forward to receiving your signed acceptance of the Company’s offer.

TERMS AND CONDITIONS OF EMPLOYMENT (“Agreement”)

PARTIES

Company
Salesforce UK Ltd (company no 5094083) whose registered office is at Floor 26 Salesforce Tower, 110 Bishopsgate, London EC2N 4AY, UK and solely for the purposes of Confidentiality and Intellectual Property Rights clauses of this Agreement, SFDC International Limited (company no 320467) whose registered office is at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland.

You
Gavin Echlin Patterson

Appointment
As of 1 August 2020, subject to the terms of this agreement and the terms of your ex- patriate assignment to San Francisco, you will continue to be employed by the Company undertaking the role of President, Chief Revenue Officer upon the terms set out below.

Commencement Date
Your appointment hereunder will commence on 1 August 2020.

Your employment will continue until terminated in accordance with the terms of this agreement.

Your continuous period of employment with the Company commenced on 1 April 2020.

Job Title/Duties
You will be employed as President, Chief Revenue Officer.

You will carry out such duties in your position as may be required of you by the CEO or such other duties as may be required from time to time.

You will comply with all limitations, rules and regulations as notified to you from time to time, and in particular as set out in the Code of Conduct, the Global Employee Handbook and any other policies notified to you from time to time, copies of which are available on the intranet or from Employee Success. Unless specifically notified, no such document or policy is contractual and the Company reserves the right to amend or withdraw them at any time.

You shall carry out your duties in a proper, loyal and efficient manner and shall use your best endeavours to promote the interests and reputation of the Salesforce Group and not do anything which is or may be harmful to it.

Warranties
You represent and warrant to the Company that by entering into this Agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you including an agreement to keep in confidence any proprietary information of another entity acquired by you in confidence or in trust prior to the date of this Agreement.

You further warrant and agree that in the event any previous employer of yours alleges that you joining the Company is a breach of any restrictive covenant between you and that employer, the Company will not indemnify you or pay for your representation against any such claim. You further understand and agree that if, in the reasonable opinion of the Company, you may not work for the Company for a period of time as a result of an applicable restrictive covenant you will not be entitled to any pay or benefits (or any equity vesting, if applicable) from the Company during that period and the Company may terminate your employment.

Working Hours
You are required to be flexible in your working hours to perform your duties and meet the business needs of the Salesforce Group both during and outside normal business hours. You understand that you will not receive additional remuneration for such additional hours.

You agree that for the purposes of the Working Time Regulations 1998 (as amended from time to time) no maximum number of average weekly working hours shall apply to you. You may withdraw this consent by giving the Company not less than three months’ notice in writing.

Location/Ex-Patriate Assignment
It is a condition of your employment in this role with the Company that you establish a residence in San Francisco by 1 August 2020 or as soon as legally possible and reasonably practicable under current immigration rules and timing, pursuant to the terms of an ex-patriate assignment agreement (“Assignment Agreement”), the material terms of which are summarised in Exhibit A. You are eligible to receive assistance pursuant to the Company’s employee mobility plan. Your Assignment Agreement and the details of your mobility package will be sent to you under separate cover.

Salary
Your initial annual base salary will be £720,000.

This is payable monthly in arrears into your nominated bank account, subject to deduction of PAYE and National Insurance (NI) contributions and all other lawful or authorised deductions. The Company reserves the right to alter the time and method of payment of your salary, as may be reasonably necessary in the circumstances.

You agree that the Company shall be entitled, at any time during your employment or on or after the Termination Date (for the purposes of, without limitation, the Employment Rights Act 1996), to deduct from your salary, bonus or any other sums owed to you, any money owed by you to the Company or by you to any Associated Company.

Discretionary Bonus
In addition, you will be eligible to receive an initial annual discretionary bonus pursuant to the Gratitude Bonus Plan based on your individual performance, Salesforce Group’s performance, and the Salesforce Group’s funding formula. Your initial bonus target for the fiscal year (February 1 through January 31) shall be 100% of your base salary and will be paid according to the terms of the Gratitude Bonus Plan, which is subject to change at the company’s discretion, and prorated accordingly for any fiscal year in which you do not work a full twelve months.

New Role Bonus
Provided that on 1 August 2021 you (a) remain employed by the Company as outlined in this Agreement and (b) you have not resigned or been terminated by the Company for breach of any material terms and conditions of your employment (any such resignation or termination, a “Disqualifying Termination”), you shall earn a one- time bonus in the amount of £1,000,000 less such deductions as may be required by law (“New Role Bonus”).

Although you will not earn the New Role Bonus until and unless the conditions precedent are satisfied, the Company has agreed to advance you the New Role Bonus and make payment of the New Role Bonus to you on or before August 1, 2020, so long as you are employed by the Company as of that date and have not previously tendered your resignation. If, having received the New Role Bonus, you experience a Disqualifying Termination for any reason before 1 August 2021, you agree and understand that you will be obligated to repay the Company the entire amount of the New Role Bonus received by you within two business days of the Disqualifying Termination and that such sum will be recoverable by the Company as a debt.

2019 Sign-On Bonus
You acknowledge that, pursuant to the Advisory Board Agreement between you and salesforce.com, inc. and Salesforce.com EMEA Limited dated 2 August 2019, you received a one-time sign-on bonus of £100,000 in November 2019 (the “2019 Sign- on Bonus”). In the event that on or before 2 August 2020 either:

(a)You serve notice to terminate your employment with the Company for any reason; or
(b)The Company serves notice to terminate your employment for gross misconduct, gross negligence or material breach of one of the terms of your employment,

You agree to repay the 2019 Sign-On Bonus to the Company within seven days of any event specified in (a) or (b) above.

Flexible Benefits Programme & Pension
Provided you remain employed by the Company, you will be eligible to participate in the Company’s Flexible Benefits Programme, subject to the terms and conditions of such Programme (and its component benefit plans) from time to time in force. You understand and agree that some insured benefits require you to undergo an application and approvals process by the Company and the insurer and consequently not all benefits will commence from the commencement date of this Agreement.

The Company reserves the right to terminate the Flexible Benefits Programme (“the Programme”) and/or its participation in any of the Programme’s schemes or to substitute another scheme, or alter the benefits available to you under any schemes. If a scheme provider refuses for any reason (whether under its own interpretation of the terms of the relevant scheme, plan or policy or otherwise) to provide any relevant benefit to you under the applicable scheme, the Company shall not be liable to provide, or compensate for the loss of, such benefit.

Under the Programme you will also be entitled to participate in the Company’s group personal pension plan, subject to satisfying eligibility criteria and subject always to the rules of the scheme as amended from time to time. A contracting out certificate is not in place.

Travel and Expenses
You will be entitled to be reimbursed for reasonable travel expenses pursuant to the Company's travel and expense policy. In addition, the Salesforce Group will make available to you up to 200 hours per year of private jet aircraft transportation for business use, pursuant to and consistent with the Salesforce Group’s private aircraft policy and arrangements. In the event that you believe that additional hours of flight time are required in any given year to discharge your duties, you may request such additional hours, which the Salesforce Group may choose to make available in its discretion but will not be unreasonably withheld.

Annual Leave
Annual leave is incorporated into the Programme, with all employees granted a core entitlement of 25 days with the ability to ‘buy’ or ‘sell’ up to five days. In addition, you are also entitled to paid time off for the usual public holidays in England & Wales (or local equivalent).

The annual leave year runs from 1st April to 31st March. If your employment starts or ends during any leave year, your leave entitlement in that year will be calculated pro- rata. Upon termination of your employment, you may be paid in lieu of any outstanding holiday entitlement or be required to repay the value of annual leave taken but not yet accrued. The Company reserves the right to require to you to take any accrued but unused annual leave during your notice period (including during any period of Garden Leave).

All annual leave must be approved in advance by your manager and is subject to your having followed the applicable administrative process. Typically, no more than 10 days of annual leave may be taken at any one time, except in exceptional circumstances. You are entitled carry over up to 5 days’ unused holiday entitlement to a subsequent holiday year provided that it is used within the first three months of the new holiday year (otherwise it shall be lost).

Exclusive Service
A.During your employment, you must devote your whole working time, attention and skills exclusively to the business of the Salesforce Group and you must use your best endeavours to promote the interests, business and welfare of the Salesforce Group.

B.You hereby agree not to enter into any board membership, consultancy or other outside service relationship, except with the prior written consent of the Chief Executive Officer (“CEO”) (or designee) and Chief Legal Officer (or designee) of salesforce.com, inc.

C.You may continue with outside board service for the limited periods specified, and with the entities specified, in Exhibit B. Any other outside service relationships, including those listed on Exhibit C, will be terminated by the date specified in Exhibit C.

D.You have no other outside service relationships as of the date you sign this Agreement other than those listed in Exhibits B or C. None of your outside service relationships listed in Exhibits B or C are related to a business that competes with the Salesforce Group or that otherwise conflict with your employment. In the event that any permitted outside service relationship becomes competitive with the Salesforce Group, in the reasonable judgment of the CEO (or designee) and Chief Legal Officer (or designee) of the Salesforce Group, you will terminate such relationship as promptly as reasonably practicable, notwithstanding any deadline specified in Exhibit B or C.

You will not allow any outside service relationship, including with the entities listed in Exhibits B and C, to adversely affect the efficient, proper and loyal discharge of your duties to the Company or to the Salesforce Group. Without limiting your obligations under clause B of this section you will (x) take appropriate steps at all times to ensure that you avoid any conflicts of interest that could arise in connection with any outside service relationship; and (y) disclose any potential conflicts of interest to the Chief Legal Officer (or designee) of salesforce.com, inc. and consult with him or her regarding appropriate steps to avoid any actual conflict of interest. In addition to complying with your confidentiality obligations to the Salesforce Group under this Agreement, you will not divulge to any member of the Salesforce Group any confidential information belonging to the entities listed on Exhibits B and C.

The parties acknowledge and agree that any investments held by you in connection with board and other outside service relationships listed on Exhibits B and C may be retained by you.

You will not disparage or otherwise negatively comment on the reputation, business operations, products or services of the Salesforce Group or your relationship with the Salesforce Group. This provision will not preclude you from making truthful statements not subject to the confidentiality obligations in this Agreement.

Nothing in this clause shall preclude your holding up to 3% of any class of securities in any company which is quoted on a recognised Stock Exchange.

Post-Termination Restrictions
For the purpose of the Post-Termination Restrictions, the following definitions will apply:

Customer means any person:
(a)who at any time during the Relevant Period was a customer of the Company or any Associated Company (whether or not goods or services were actually provided during such period) or to whom at the expiry of the Relevant Period the Company or any Associated Company was actively and directly seeking to supply goods or services, in either case for the purposes of the Relevant Business; and
(b)with whom you had dealings at any time during the Relevant Period or in relation to whom you were in possession of confidential information by virtue of the performance of your duties to the Company or an Associated Company whether under this Agreement or any prior appointment, employment or engagement.

Employee means any employee, director, consultant or independent contractor of the Company or any Associated Company as at the Termination Date or anyone who was such an employee, director, consultant or independent contractor at any time in the six months preceding the termination of your employment and in each case who worked or provided services in a sales, managerial, senior executive, or R&D capacity or has confidential information relating to the business of the Company or any Associated Company or material contact with any Customer, and with whom you had material dealings in the performance of your duties to the Company or any Associated Company whether under this Agreement or any prior appointment, employment or engagement during the Relevant Period;

Relevant Business means business activities of the Company or any other Associated Company in which, pursuant to your duties to the Company or any Associated Company whether under this Agreement or any prior appointment, employment or engagement, you were materially involved at any time during the Relevant Period;

Relevant Capacity means either alone or in conjunction with any person, firm or company in any capacity, whether directly or indirectly, and whether for your own benefit or that of others;

Relevant Period means the period of twelve months ending on the Termination Date;

Relevant Services means goods or services competitive with those with which during the Relevant Period: (i) the Company or any other Associated Company was supplying or negotiating or actively and directly seeking to supply to a Customer for the purposes of a Relevant Business; and (ii) you were materially involved during the course of carrying out your duties either for the Company or any Associated Company and whether under this Agreement or any prior appointment, employment or engagement. To avoid doubt, this term shall not include such goods or services which are discontinued as at the expiry of the Relevant Period; and

Supplier means any person who supplies or has supplied goods or services to the Company or any other Associated Company in the Relevant Period or who has agreed to supply goods or services to the Company or any other Associated Company at a date in the future less than 12 months from the Termination Date.

After your last day of employment with the Company (the “Termination Date”) you must not in a Relevant Capacity except with the prior written consent of the CEO (or designee), do any of the following:
(i)for 6 months undertake, carry on or be employed, engaged or interested in any capacity in either any business which is competitive with a Relevant Business or any business, an objective or anticipated result of which is to compete with a Relevant Business;
(ii)for 6 months solicit or accept business from a Customer for the supply of Relevant Services or entice, induce or encourage any Customer to transfer or cease doing or reducing their business with the Company or any other Associated Company;
(iii)for 6 months be employed by a Customer in connection with the supply of Relevant Services;
(iv)for 6 months interfere with the supply of goods or services to the Company or any Associated Company from any Supplier or entice, induce or encourage any Supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future;
(v)for 6 months for a business competing with any Relevant Business solicit, interfere with or endeavour to entice away from employment or engagement with the Company or any other Associated Company (or procure or assist the solicitation, interference with or enticement of) any Employee, or do any act whereby such Employee is encouraged to terminate his or her employment or engagement with the Company or any other Associated Company, whether or not such person would by reason of terminating his or her service with the Company or any other Associated Company commit a breach of his or her contract or employment or engagement; or
(vi)for 6 months for a business competing with any Relevant Business engage or employ or offer employment to (or procure or assist in the engagement or employment of or in offering employment to) any Employee whether or not such person would by reason of terminating his or her service with the Company or any other Associated Company commit a breach of his or her contract of employment or engagement.
(vii)You must not at any time during your employment with the Company or after its termination use any name or logo used by the Company or any Associated Company at the date of the termination of your employment or any name or logo likely to cause confusion with it in the minds of members of the public, for the purposes of a business which competes with any business carried on by the Company or any other Associated

Company as at the date of the termination of your employment whether by using such name or logo as part of a corporate name or otherwise.
(viii)You must not at any time after the termination of your employment with the Company represent yourself as being connected with or employed by the Company or any Associated Company.
(ix)If you receive an offer to be involved in a business concern in any capacity during the period of your employment with the Company or prior to the expiry of the last of the restrictions set out above, you shall give the person making that offer a copy of the restrictions contained in this clause and shall inform the CEO (or designee) of the offer as soon as possible after accepting it.

Absence, Sick Leave and Sick Pay
You must comply with the terms of any applicable absence policy in place from time to time.

If you are absent from work due to illness, you are required to notify your manager by telephone immediately, or at the latest, within two hours of your normal starting time, wherever possible.

Following your return to work after a period of absence of less than seven consecutive days you are required to self-certify via the Company’s systems. Self-certification records will be retained on the Company’s systems. You are required to provide a doctor’s fit note in a form satisfactory to the Company for all absences from work of more than seven consecutive working days (and continue to provide fit notes on a timely basis thereafter on or before the expiry of the previous certificate).

If you are absent from work due to sickness and provided that you comply with the Company’s requirements relating to certification and notification, the Company may, at its absolute discretion, continue to pay your full basic salary for a maximum aggregate period of 26 weeks in any period of twelve consecutive months (“Company Sick Pay”).

Any Company Sick Pay shall include any entitlement to Statutory Sick Pay. For these purposes your qualifying days are your normal working days as set out in this agreement.

You agree to be examined, at the Company’s expense, by a doctor nominated by the Company if at any time the Company so requests and you agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss its contents with the relevant doctor.

In the event that you are absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence you recover any sum representing compensation for loss of salary or other benefits under this Agreement, you understand that you are required to declare such an award and may be required to repay to the Company any Company Sick Pay and the value of any benefits in respect of the same period of absence.

Confidentiality
You must not during the continuance of your employment or at any time thereafter except as authorised by the Company or any Associated Company in the proper performance of your duties disclose or cause to be disclosed to any person or use for your own purposes or for any purposes other than those of the Company or any Associated Company any Confidential Information which you may have received or obtained during your employment or other service with the Company or any Associated Company or information in respect of which the Company or any Associated Company is bound by an obligation of confidence to a third party and you shall use your best endeavours to prevent the publication or disclosure of any such information.

All Confidential Information shall be and remain the property of the Company and shall be delivered by you to the Company upon request and in any event on the Termination Date.

The restrictions contained in this Confidentiality clause shall not apply to:
(a)any disclosure authorised by the Company or required by law; or
(b)any information which you can demonstrate was known to you prior to the commencement of your service relationship with the Company or any Associated Company or is in the public domain otherwise than as a result of a breach of this clause; or
(c)any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

Intellectual Property Rights
This clause applies to all IPR which is produced, created, invented or discovered by you whether alone or with any other person at any time during the continuance of your employment with the Company or any prior employment, appointment or engagement with any member of the Salesforce Group which relates directly or indirectly to the business from time to time carried on by the Company or any Associated Company or which may, in the opinion of the Company, be capable of being used or adopted for use therein, including, without limitation, all IPR which is conceived, first reduced to practice or writing, or developed in whole or in substantial part in the course of your employment with or any previous engagement by the Company or any Associated Company.

The term “IPR” shall mean any and all patents, trademarks, service marks, registered designs or design rights, drawings, utility models, design rights, inventions, discoveries, ideas, methods, techniques, copyright (including the copyright in software in any code), database rights, trade secrets and other confidential information, technical information, business ideas, concepts, know-how, business or trade names, goodwill, formula, processes, utility models and all other intellectual property and rights of a similar or corresponding nature in any part of the world, whether registered or not, or capable of registration or not, and including all applications, extensions and renewals in relation to any of those rights and the right to apply for any of these rights.

Subject to the provisions of the Patents Act 1977, all IPR to which this clause applies, shall belong to, vest in and be the absolute sole and unencumbered property of SFDC International Limited without any payment to you for it.

You undertake to notify and disclose to the Company in writing full details of all IPR forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company or SFDC International Limited, and in any event upon the termination of your employment with the Company, deliver up to SFDC International Limited all correspondence and other documents, papers and records and all copies thereof in your possession, custody or power relating to any IPR.

With respect to any IPR which is not vested in SFDC International Limited pursuant to paragraph (iii) of this clause or otherwise, you will negotiate in good faith with SFDC International Limited with a view to SFDC International Limited acquiring all your right, title and interest in that IPR and, unless SFDC International Limited has, in writing, declined to negotiate or acquire the IPR, you must not jeopardise the grant of any registration in respect of the IPR by any public or non-confidential disclosure for a period of three months from the date on which full particulars of it are communicated to SFDC International Limited.

When instructing any person, firm or company to carry out work (including the supply of goods and/or services) for the Company or any Associated Company or in connection with the Company’s or any Associated Company’s business, you must ensure that such person, firm or company first assigns to SFDC International Limited all IPR which it or they conceive, create, advise, devise, produce, discover or formulate in the course of carrying out the work which they are instructed to perform.

You hereby irrevocably and unconditionally waive any and all of your moral rights (conferred by Chapter IV of the Copyright, Designs and Patents Act 1988) and, to the extent possible, all moral rights in any other jurisdiction, in relation to any IPR which is or becomes owned by SFDC International Limited, except to the extent that you exercise such moral rights at SFDC International Limited’s request and reasonable expense.

You undertake at the expense of SFDC International Limited at any time in the future, to execute all such documents, make such applications, give such assistance and do such acts and things (including procuring third parties to do any of the foregoing) as may in the opinion of SFDC International Limited be necessary or desirable to assign all right, title and interest in the IPR to SFDC International Limited and/or vest legal and beneficial interest in the IPR to SFDC International Limited and/or register any and all of the IPR (including, without limitation, to obtain letters patent) in the name of SFDC International Limited, and otherwise to protect and maintain the IPR.

You irrevocably appoint SFDC International Limited or its nominee as your attorney to execute and sign as your act and deed in your name and on your behalf all documents as SFDC International Limited may consider necessary.

Your obligations under this clause continue to apply after the Termination Date (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity is not affected if any of the others is unenforceable to any extent.

Termination & Notice
Subject to the provisions in this Agreement, your employment is terminable by you or the Company on giving six months’ written notice.

The Company reserves the right to terminate your employment without either notice or pay in lieu of notice, if it has reasonable grounds to believe you are guilty of gross misconduct, gross negligence or that you are in material breach of one of the terms of your employment.

You agree that the Company may at its absolute discretion choose to make a payment or payments (which may, at the Company’s absolute discretion, be paid in instalments) representing base salary in lieu of any outstanding period of notice (whether given or received). For the avoidance of doubt, such payment or payments shall be less deductions for tax and NI contributions and shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to you had you been employed until the expiry of your notice entitlement.

The Company reserves the right to require you not to attend work and/or not to undertake any or all of your duties of employment during any period of notice (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits during this time (“Garden Leave”). To avoid doubt, during any period of Garden Leave you remain employed by the Company and accordingly remain bound by the terms of this Agreement and continue to owe to the Company a duty of confidentiality, good faith and fidelity and to comply with any reasonable requests the Company may make of you during this period. The Company reserves the right to require you to take any accrued but unused annual leave during any period of Garden Leave.

On termination of your employment for any reason, you will not be entitled to any compensation for the loss of any rights or benefits in relation to any stock option, restricted stock units, bonus or profit-sharing scheme which the Company may operate from time to time.

On the Termination Date, you must:
immediately return to the Company all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents or information (on whatever media) and any copies thereof and any other property belonging to the Company or any Associated Company, keys, credit cards, equipment and passes) which are in your possession or under your control; irretrievably delete any information relating to the business of the Company or any Associated Company stored on any form of storage or memory device which is in your possession or under your control whether at or outside of the Company’s or any Associated Company’s premises; and
if so requested by the Company, provide confirmation in writing that you have complied with your obligations under this clause, together with such reasonable evidence of compliance as the Company may request.

Disciplinary and Grievances
You are subject to the Company’s disciplinary and grievance procedures, copies of which are available from the Employee Success team. These procedures do not form part of your contract of employment and the Company reserves the right to alter them from time to time.

The Company may suspend you on full pay from any or all of your duties during any period in which the Company is investigating any grievance, disciplinary matter (or potential disciplinary matter) involving you or while any disciplinary action against you is outstanding.

Health & Safety
You are required to comply with the Company’s and any applicable Associated Company’s policy and rules relating to health and safety at work, as may be notified to you from time to time.

Your Personal Data and Employee Monitoring
Information about how the Company and the Salesforce Group processes your information is set out in the Employee Privacy Policy, a copy of which has been provided to you together with this Agreement.

The Company provides you with access to its offices, facilities and equipment (“Salesforce Infrastructure”), as well as to information systems, tools, data sources and other related technology components (“Salesforce IT Systems”). Salesforce Infrastructure and Salesforce IT Systems should be used for conducting Salesforce Group business, that is, to provide services to Salesforce Group customers and to serve the interests of the Salesforce Group. Whenever using Salesforce Infrastructure and Salesforce IT Systems, you should ensure that you are aware of and follow the acceptable use policies, including the Information Security section of the Employee Handbook, as well as any other relevant policies. Failure to comply may lead to disciplinary measures up to and including termination of your employment.

In accordance with applicable laws, the Salesforce Group may monitor and/or record your use of Salesforce Facilities and Salesforce IT Systems. This may include the monitoring of email, data repositories or corporate assets that may store or transmit data on our networks and the internet (such as our instances of our products and services such as Chatter and Org62, laptops, scanners, photocopiers, telephones and mobile telephones) and the content of your communications and messages, as well as device usage information (e.g. mobile data usage, battery usage, applications used, calls made, text messages sent) and internet usage information (e.g. websites visited, applications downloaded), whether you are located in the Salesforce Group offices or at a remote location.

The Salesforce Group may carry out this monitoring and related data processing activities on the basis of legitimate interest to ensure that its employees comply with the acceptable use requirements and guidelines set out in the applicable policies (see above) and for security reasons, including to:

•ascertain compliance with the relevant acceptable use and security policies;
•prevent, determine, investigate or detect the unauthorised use of the IT facilities and systems;
•establish and maintain the security or safety of the Salesforce Group premises, facilities, IT systems, assets, devices and data;
•prevent, determine, investigate or detect an unauthorised or unlawful loss, destruction or alteration of data;
•ascertain or demonstrate standards which ought to be achieved;
•ensure the effective operation of the IT facilities and systems; and
•for business continuity purposes.

The Salesforce Group‘s monitoring activities may also include the use of video surveillance monitoring or security cameras in and around the premises. These video surveillance monitoring activities are carried out on basis of the Salesforce Group’s legitimate interest to maintain the security and safety of the Salesforce Group ‘s premises and facilities, especially to detect and investigate any unauthorized access to the Salesforce Group’s premises or facilities, or similar unlawful activities.

You acknowledge that the Salesforce Group may monitor and/or record your use of Salesforce Facilities and Salesforce IT Systems as outlined above.

Change to this Agreement
The Company reserves the right to make reasonable minor changes to any of your terms of employment from time to time; such changes may be made by way of a general notice applicable to all employees or by way of specific notice to you.

At least one month’s written notice will be given to you of any significant changes which may be given by way of an individual notice or a general notice to all employees. You will be deemed to have accepted such a change unless you notify the Company of any valid objection in writing before the expiry of the one-month period.

Miscellaneous
This Agreement cancels and is in substitution for all or any previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and salesforce.com, inc. and you, all of which shall be deemed to have been terminated by mutual consent save as for any agreement related to your RSUs and stock options. The various provisions and sub- provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this Agreement.

Save where expressly referred to in this Agreement, there are no particulars to be entered under any of the heads of paragraph (d) or (k) of subsection (4) of section 1 of the Employment Rights Act 1996, or under any of the other paragraphs of subsection (3) or (4) of that section.

This Agreement is governed by and construed in accordance with the laws of England, and you and the Company submit to the exclusive jurisdiction of the English courts.

Definitions
Associated Company means any firm, company, corporation or other organisation:
(i)which is directly or indirectly controlled by the Company; or
(ii)which directly or indirectly controls the Company; or
(iii)which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or
(iv)of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or
(v)which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

Confidential Information means any proprietary information, whether or not protectable as a trade secret which provides an advantage to a competitor or which the Company wishes to designate as confidential for a valid business reason or, without prejudice to the generality of the foregoing, which concerns the business, finance or organisation of the Company, their suppliers or customers which shall have come to your knowledge during the course of your employment. Confidential Information includes (without limitation) customer details, new business opportunities, marketing, research and development, sales statistics, profit and loss, prices and discount structures, trade secrets, research and developments, IPR (as defined below), any materials incorporating IPR in whatever form, software (object or source code), suppliers, current activities, current and future plans relating to the development of new products, or the technical design or specifications of the products of the Company and every Associated Company or any other trading detail or other information relating to the business, goodwill, secrets or personnel of the Company and every Associated Company.

Company shall include the successors in title and assigns of the Company. Control shall have the meaning set out in S.416 Taxes Act 1988 (as amended). Salesforce Group shall mean the Company and every Associated Company Signed on behalf of Salesforce UK Ltd:

/s/ Gill Payne

Gill Payne
Employee Success Business Partner, VP Agreed to and accepted:
/s/ Gavin Patterson      _5/12/2020
Gavin Echlin Patterson    Dated

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